UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 27, 2017

ARLINGTON ASSET INVESTMENT CORP.

(Exact name of Registrant as specified in its charter)

Virginia	54-1873198	001-34374
(State or Other Jurisdiction of In Company or Organization)	(I.R.S. Employer Identification No.)	(Commission File Number)

1001 Nineteenth Street North

Arlington, VA 22209

(Address of principal executive offices) (Zip code)

(703) 373-0200

(Registrant’s telephone number including area code)

N/A

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) Approval of Change in Control Continuity Agreements with Executive Chair, CEO and CFO

On January 27, 2017, the Compensation Committee of the Board of Directors (the “Board”) of Arlington Asset Investment Corp. (the “Company”) approved the Company’s entry into a Change in Control Continuity Agreement (each, a “CICC Agreement,” and collectively, the “CICC Agreements”), each dated as of January 27, 2017, between the Company and each of Eric F. Billings, the Company’s Executive Chairman of the Board, J. Rock Tonkel, Jr., the Company’s President and Chief Executive Officer, and Richard E. Konzmann, the Company’s Executive Vice President, Chief Financial Officer and Treasurer (each, an “Executive”).

Capitalized terms used in this Item 5.02 and not otherwise defined shall have the meanings ascribed to such terms in the CICC Agreements.

Upon a change in control of the Company (the “Effective Date”), the CICC Agreement becomes effective for a two-year employment period (the “Employment Period”). During the Employment Period, the Executive will be entitled to (i) an annual base salary that is at least equal to 12 times the highest monthly base salary paid or payable to the Executive during the one-year period preceding the Effective Date, (ii) an annual bonus opportunity and long-term incentive opportunities at least as favorable as those provided to the Executive immediately prior to the Effective Date, or, if more favorable, the opportunities provided to peer executives following the Effective Date, and (iii) benefits at least as favorable as those provided under the plans in effect prior to the Effective Date or, if more favorable, those provided to peer executives following the Effective Date.

If, during the Employment Period, the Executive’s employment is terminated by the Company without Cause or the Executive terminates his employment with Good Reason, the Executive is entitled to receive the following amounts and benefits:

•	an amount equal to the product of (i) 2.5, in the case of Mr. Billings or Mr. Tonkel, or 2.0, in the case of Mr. Konzmann, and (ii) the sum of (a) the Executive’s base salary and (b) the average annual bonus (including any amounts deferred or paid in the form of equity awards) earned in respect of the three full fiscal year prior to the Effective Date (or, if the Executive has been employed for fewer than three full fiscal years, the average annual bonus earned in respect of the last full fiscal years earned immediately prior to the Effective Date);

•	an amount equal to the pro rata target annual bonus for the year of termination;

•	an amount equal to the product of (i) the sum of (a) 125% of the monthly COBRA premiums for coverage under the Company’s health care plans and (b) 125% of the monthly premium for coverage (based on the rate paid for active employees) under the Company’s life insurance plans, and (ii) 30 months, in the case of Mr. Billings or Mr. Tonkel, or 24 months, in the case of Mr. Konzmann; and

•	outplacement services.

Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company or its affiliates at or subsequent to the date of termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement, except as explicitly modified by the CICC Agreements.

Payments and benefits payable or to be provided under the CICC Agreement will be reduced to the extent that they would be subject to an excise tax under Section 280G and 499 of the Internal Revenue Code of 1986, as amended, unless the Executive would be better off on an after-tax basis receiving all such payments.

An Executive will also be entitled to an amount equal to a pro rata target annual bonus for the year of termination if the Executive is terminated by reason of death or disability.

The CICC Agreements have a three-year term, with automatic renewal for a three-year period on each anniversary of the date of the CICC Agreements, unless notice of nonrenewal is delivered.

The foregoing description of the CICC Agreements is qualified in its entirety by reference to the text of the form of CICC Agreement attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

10.1	Form of Change in Control Continuity Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ARLINGTON ASSET INVESTMENT CORP.

Date: January 27, 2017	By:	/s/ Richard E. Konzmann
	Name:	Richard E. Konzmann
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Form of Change in Control Continuity Agreement